THIS ESCROW AGREEMENT
made as of this
2nd day of September, 2005

BETWEEN:

EVENTS INTERNATIONAL HOLDING CORPORATION
a corporation incorporated
under the federal laws of Canada

(the “Issuer”)

OF THE FIRST PART;

- and -

SWEIBEL NOVEK L.L.P.
a limited liability partnership established
Under the laws of Quebec

(the “Escrow Agent”)

OF THE SECOND PART;

- and -

-
IAN SHERRINGTON
businessman of Montreal, Quebec

- and -

ADRIAAN BRINK
businessman of Liechtenstein

(collectively, the “Securities Holders”)

OF THE THIRD PART;

WHEREAS upon the closing of the transaction contemplated by that certain share purchase agreement (the “Share Purchase Agreement”) made as of the 10th day of June 2005 between the Issuer and the Securities Holders, the Securities Holders are to become the holders of 9,000,000 common shares of the Issuer;

AND WHEREAS the Security Holders have agreed to deposit the 9,000,000 shares in escrow with the Escrow Agent such that such shares shall not be sold or otherwise dealt with except in accordance with this Agreement;

AND WHEREAS the Escrow Agent has agreed to hold such shares in accordance with the terms of this Agreement;

NOW THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties hereto agree as follows:

ARTICLE 1.  INTERPRETATION

In this Agreement:

1.1	“Additional Securities” means securities (including a right to acquire securities) that a Security Holder acquires after the date upon which the Security Holder executes this Agreement that are

1.1.1 securities of the Issuer acquired:

(i) as a dividend or other distribution on Securities;

(ii)	upon the exercise of a right of purchase, conversion or exchange attaching to Securities; or

(iii) upon a subdivision or compulsory conversion or exchange of Securities; or

1.1.2 New Securities of a Successor Issuer acquired by a Security Holder which are subject to escrow in accordance with this Agreement;

1.2
“Agreement” means this Escrow Agreement including all Schedules attached hereto, all of which are incorporated herein by reference and form part hereof and all amendments and supplements hereto and the terms “herein”, “hereof’, “hereto”, “hereunder” and like terms refer to this Agreement;

1.3	“Closing Date” means the closing date as defined in the Share Purchase Agreement;

1.4	“Combination” means a bona fide formal take-over bid, plan of arrangement, amalgamation, merger or similar transaction;

1.5	“Exchange” means the TSX Venture Exchange;

1.6	“Securities” means, in relation to a Security Holder, those securities of the Security Holder, including Additional Securities, that are held in escrow by the Escrow Agent pursuant to this Agreement:

1.7	“Security Holder” means a holder of securities of the Issuer who executes this Agreement;

1.8	“Share Purchase Agreement” means the share purchase agreement made as of the 10th day of June, 2005 between the Issuer, the Securities Holders, Mahjong Systems Limited and 9143-3250 Quebec Inc.; and

1.9	“Successor Issuer”, with respect to an Issuer, means an issuer that issues securities to a Security Holder in connection with a Combination involving the first Issuer.

ARTICLE 2.  DEPOSIT OF SECURITIES IN ESCROW

2.1
Each Security Holder hereby deposits with the Escrow Agent, to be held in escrow under this Agreement, the Securities described in Schedule A, and agrees to deliver to the Escrow Agent forthwith any certificates evidencing such Securities.

2.2
Each Security Holder shall deposit in escrow with the Escrow Agent all Additional Securities and shall deliver to the Escrow Agent forthwith upon receipt thereof any certificates evidencing Additional Securities and any replacement certificates which may at any time be issued for any Securities held in escrow.

2.3	The parties hereto agree and undertake to make any amendments to this Agreement as may be required pursuant to any order, directive or other communication of the Exchange.

ARTICLE  3.  DIRECTION TO ESCROW AGENT

3.1
The Issuer and each Security Holder direct the Escrow Agent to retain the Securities in escrow and the Escrow Agent agrees to retain the Securities in escrow until the Securities are released from escrow pursuant to the terms of this Agreement.

ARTICLE 4.  RESTRICTIONS ON DEALING WITH SECURITIES

4.1
Securities may only be dealt with as specifically allowed by this Agreement. No Securities and no interest in, control or direction over or certificate evidencing Securities shall directly or indirectly be sold, assigned, transferred, redeemed, surrendered for consideration, mortgaged, hypothecated, charged, pledged, or encumbered or otherwise dealt with in any manner except as provided in this Agreement, or except as may be required by reason of the death of one of the Securities Holders.

4.2
There shall be no restriction or prohibition on any transfer of any Securities for estate or tax planning or other similar purposes, provided that the Issuer’s prior written approval to such transfer is obtained (which approval will not be unreasonably withheld), and further provided that the transferee agrees to be bound by the terms and conditions of this Agreement and to execute such further documents or instruments as the Issuer and/or the Escrow Agent consider necessary or desirable.

4.3
In the event that a take-over bid is made to a class of shareholders of the Issuer which includes the Securities, provided that the board of directors of the Issuer has approved of the take-over bid, each of the Securities Holders shall be entitled to instruct the Escrow Agent to tender all or part of the Securities held by such Securities Holders to the take-over bid, provided that if the take-over bid does not proceed, the share certificates evidencing the Securities shall be returned to the Escrow Agent and reinstated as Securities pursuant to this Agreement.

4.4
There shall be no restriction or prohibition on any express order or direction in writing from the board of directors of the Issuer to the Escrow Agent instructing the Escrow Agent to release all of the Securities from escrow at any time.

ARTICLE 5.  VOTING OF SECURITIES IN ESCROW

5.1
Subject to any restriction found in this Agreement, a Security Holder may exercise voting rights attaching to Securities. No Security Holder, while his, her or its Securities are held in escrow, shall vote any securities (whether in escrow or not) in support of one or more arrangements that would result in the repayment of capital being made on the Securities prior to a winding up of the Issuer.

ARTICLE 6.  DIVIDENDS AND DISTRIBUTIONS ON SECURITIES IN ESCROW

6.1
Subject to any specific restrictions found in this Agreement, the escrow of Securities will not impair any right of a Security Holder to receive a dividend or other distribution on Securities or to elect the form and manner in which the dividend or other distribution on Securities is paid.

6.2
Subject to section 6.3, if, during the period in which any of the Securities are retained in escrow pursuant to this Agreement, any dividend or other distribution, other than one paid in securities of the Issuer, is received by the Escrow Agent in respect of Securities, the Escrow Agent shall forthwith transfer such dividend or distribution to the Security Holder entitled thereto.

6.3
Additional Securities distributed on Securities shall be subject to the same terms and conditions under this Agreement as the Securities on which the distribution was made. Additional Securities distributed on Securities, if received by the Escrow Agent, shall be retained in escrow. Additional Securities distributed on Securities, if received by the Security Holder, shall be deposited in escrow in accordance with Article 2. All such Additional Securities shall be held in and released from escrow on the same terms and conditions as apply to the Securities on which the distribution was paid.

ARTICLE 7.  EXERCISE OF OTHER RIGHTS ATTACHING TO SECURITIES

7.1
Subject to any specific restrictions found in this Agreement, the escrow of Securities will not impair any right of a Security Holder to exercise a right attaching to a Security that entitles the Security Holder to purchase or otherwise acquire another security or to exchange or convert a Security into another security.

ARTICLE 8.  RELEASE OF SECURITIES AND SECURITIES CERTIFICATES

8.1	Subject to the terms and conditions hereof, the Escrow Agent shall release the Securities to each Security Holder in the following amounts and at the following time:

8.1.1
an amount equal to ten percent (10%) of the Securities to each of the Securities Holders on a pro rata bases at the time of the Exchange Bulletin confirming final acceptance of the transaction (the “First Release Date”), the exact number of such Securities available for release on such date to each Security Holder being detailed on Schedule B hereto; and

8.1.2
an amount equal to fifteen percent (15%) of the Securities to each of the Securities Holders on a pro rata basis every six (6) months thereafter, with all remaining securities being released 36 months from the Exchange Bulletin, the exact number of such Securities available for release on such date to each Security Holder being detailed on Schedule B hereto.

8.2	Delivery of Certificates to Security Holder

If a Security Holder wishes to receive a certificate evidencing Securities released or to be released from escrow on a release date set out in section 8.1 above, as applicable, the Security Holder will provide written notice to the Escrow Agent to that effect. If the Escrow Agent receives notice from a Security Holder that the Security Holder wishes to receive certificates for released Securities, the Escrow Agent will, as soon as reasonably practicable after the applicable release date or after receipt by the Escrow Agent of the notice from the Security Holder, whichever is later, deliver to or at the direction of the Security Holder, certificates evidencing the Securities released from escrow on the applicable release date.

8.3	Replacement Securities

Where a Security Holder has, in accordance with section 8.2, provided notice to the Escrow Agent that the Security Holder wishes to receive a certificate evidencing Securities released or to be released from escrow, and where the relevant certificate held by the Escrow Agent evidences a combination of Securities released from escrow on the applicable release date and Securities that are to remain in escrow, the Escrow Agent, as soon as reasonably practicable after the applicable release date or after receipt by the Escrow Agent of the notice from the Security Holder, whichever is later, shall deliver such certificates to the Issuer or its transfer agent, together with a request that separate replacement certificates be prepared and delivered to the Escrow Agent. Where certificates evidencing Securities are delivered to the Issuer in accordance with the foregoing, the Issuer, as soon as reasonably practicable, shall cause separate replacement certificates to be prepared and delivered to the Escrow Agent. As soon as reasonably practicable after the receipt by the Escrow Agent of the replacement certificates, the Escrow Agent shall deliver, to or at the direction of the Security Holder, all replacement certificates evidencing Securities released from escrow on the applicable release date.

8.4	Exchange Discretion to Terminate

If the Escrow Agent receives a request from the Exchange to halt or terminate the release of Securities from escrow, then the Escrow Agent shall comply with that request, and shall not release any Securities from escrow unless and until the written consent of the Exchange is received.

ARTICLE 9.   RELEASE UPON DEATH

9.1
Upon the death of a Security Holder, the Securities of that Security Holder shall be released from escrow and the Escrow Agent shall deliver all certificates evidencing such Securities to the legal representative of the deceased Security Holder, provided that:

9.1.1
the legal representative of the deceased Security Holder provides written notice to the Exchange of the intent to release the Securities as at a specified date, such notice being provided at least 10 business days and not more than 30 business days prior to the proposed release and the Exchange does not provide notice to its objection to the Escrow Agent prior to 10:00 a.m. (Toronto time) on such specified date; and

9.1.2	the Escrow Agent first receives:

(i) a certified copy of the death certificate; and

(ii) such evidence of the legal representative’s status that the Escrow Agent may reasonably require.

ARTICLE 10.   ESCROW AGENT HAS NO RESPONSIBILITY AFTER RELEASE

10.1
The Escrow Agent shall have no further responsibility for Securities that have been delivered to or at the direction of the Security Holder in accordance with the terms of this Agreement. Delivery may be made by registered mail or physical delivery, at the discretion of the Escrow Agent.

ARTICLE 11.   RELEASE, UNDERTAKING NOT TO SUE, AND INDEMNITY

11.1	In this section,

11.1.1	“Act or Omission” means any good-faith act or omission that is in any way connected with this Agreement, and includes:
(i) the performance, and non-performance, of duties under this Agreement;

(ii) the exercise of discretion, and failure to exercise discretion, in connection this Agreement;

(iii) the interpretation of this Agreement, or of any law, policy (including the
Exchange Policy), rule, regulation or order; and

(iv) the enforcement of, and failure to enforce, this Agreement.

11.1.2	“Escrow Agent” includes the directors, officers, employees, assigns and insurers of the Escrow Agent.

11.2	The Security Holders and the Issuer, solidarily (jointly and severally):

11.2.1
release, indemnify and save harmless the Escrow Agent from all costs (including legal costs), charges, claims, demands, damages, losses and expenses incurred by the Escrow Agent resulting from the Escrow Agent’s performance, in good faith, of its duties under this Agreement;

11.2.2	agree not to make or bring a claim or demand, or commence any action, against the Escrow Agent in respect of its performance in good faith of its duties under this Agreement; and

11.2.3
agree to indemnify and save harmless the Escrow Agent from all costs (including legal costs) and damages that the Escrow Agent incurs or is required by law to pay as a result of any person’s claim, demand, or action in connection with the Escrow Agent’s good faith performance of the Escrow Agent’s duties under this Agreement.

11.3
The Issuer agrees to pay the fees and disbursements of the Escrow Agent in connection with the holding and release of the Securities in accordance with this Agreement. Any fees and disbursements incurred by the Escrow Agent as a result of any claim or dispute involving the Securities shall be borne by the Securities Holders and the Issuer, on a solidary basis as provided in section 11.2 above

ARTICLE 12.   RESPONSIBILITY FOR FURNISHING INFORMATION

12.1
The Escrow Agent shall bear no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of, any information or document that must be received by the Escrow Agent as a condition under this Agreement to a release of Securities from escrow or a transfer of Securities within escrow.

ARTICLE 13.   RESIGNATION OR TERMINATION OF ESCROW AGENT

13.1	The Escrow Agent may resign by providing written notice of resignation to the Issuer.

13.2	The Issuer may terminate the services of the Escrow Agent under this Agreement by providing written notice of termination to the parties.

13.3	The resignation or termination of the Escrow Agent shall be effective, and the Escrow Agent shall cease to be bound by this Agreement:

13.3.1	30 days after the date of receipt by the Escrow Agent or Issuer, as applicable, of a notice referred to in subsection 13.2 or 13.3 or

13.3.2
upon such date as may be mutually agreed to by the Escrow Agent and the Issuer, provided that the resignation or termination date must not be less than 10 business days before a release date set forth in section 8.1.

13.4	If the Escrow Agent resigns or is terminated, the Issuer shall be responsible for ensuring that the Escrow Agent is replaced not later than the resignation or termination date.

13.5	The Issuer’s appointment of a replacement escrow agent shall be binding on the Issuer and the Security Holders.

ARTICLE 14.   NOTICES

14.1  Documents delivered to a party’s address for notice shall be considered to have been received:

14.1.1	on the next business day following the date of transmission, if delivered by telecopier;

14.1.2	on the date of physical delivery, if delivered by hand or by prepaid courier; or

14.1.3	five business days after the date of mailing, if delivered by mail.

14.2  The address for notice

14.2.1	of the Escrow Agent is:

SWEIBEL NOVEK L.L.P.
3449 Avenue du Musée
Montreal, QC H3G 2C8

Attention: Barbara L. Novek,
Fax: (514) 849-1176

14.2.2	of the Issuer is:

EVENTS INTERNATIONAL HOLDING CORPORATION
759 Square Victoria, Suite 300
Montreal, Quebec H2Y 2J7

Attention: President
Fax: (514) 288-0588

14.2.3	of a Security Holder is the applicable address for notice noted in Schedule A.

14.3	The Issuer and the Escrow Agent may change their respective addresses for notice by delivering written notice to all parties of such change.

14.4
A Security Holder may change his or her address for notice, and Schedule A shall be deemed to have been amended accordingly, by delivering written notice of such change to the Issuer and to the Escrow Agent.

14.5	A change is a party’s address for notice shall not be effective with respect to another party until that other party has received written notice of the change.

14.6	A party shall not effect a delivery by mail if the party is aware of an actual or impending disruption of postal service.

ARTICLE 15.   TIME

15.1	Time is of the essence of this Agreement.

ARTICLE 16.   GOVERNING LAW

16.1	This Agreement shall be construed in accordance with and governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

ARTICLE 17.   COUNTERPARTS

17.1	This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement.

ARTICLE 18.   LANGUAGE

18.1	Singular expressions used in this Agreement shall be deemed to include the plural, and plural expressions the singular, where required by the context.

ARTICLE 19.   ENUREMENT

19.1	This Agreement will enure to the benefit of and be binding upon the parties and their heirs, executors, administrators, successors and permitted assigns.

ARTICLE 20.   ENTIRE AGREEMENT

20.1
This Agreement, including the Schedules attached hereto, constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties and there are no warranties, representations or other agreements between the parties in connection with this Agreement, except as specifically set forth herein.

ARTICLE  21.   TERMINATION, AMENDMENT, AND WAIVER OF AGREEMENT
21.1	Subject to section 21.2, this Agreement shall only terminate with respect to all the parties,

(i) as specifically provided in this Agreement;

(ii) subject to Exchange approval, upon the agreement of all parties; or

(iii)	when the Securities of all Security Holders have been released from escrow pursuant to this Agreement.

21.2	Notwithstanding any other provision in this Agreement, the obligations set forth in Article 14 shall survive the termination of this Agreement.

21.3	No amendment or waiver of this Agreement or any part of this Agreement shall be effective unless the amendment or waiver is evidenced by a memorandum in writing signed by all parties.

21.4
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether similar or not), nor shall any waiver constitute a continuing waiver, unless expressly provided.

ARTICLE 22.   SEVERENCE OF ILLEGAL PROVISION

22.1
Any provision or part of a provision of this Agreement determined by a court of competent jurisdiction to be invalid, illegal or unenforceable shall be deemed stricken to the extent necessary to eliminate any invalidity, illegality or unenforceability, and the rest of the Agreement and all other provisions and parts thereof shall remain in full force and effect and be binding upon the parties hereto as though the said illegal and/or unenforceable provision or part thereof had never been included in this Agreement.

ARTICLE 23.   FURTHER ASSURANCES

23.1	The parties will execute and deliver any further documents and perform any further acts necessary to carry out the intent of this Agreement.

ARTICLE 24.   ENGLISH LANGUAGE

24.1
The parties hereto have required that this Agreement and related documents be drafted in the English language. Les parties aux présentes ont exigé que cette entente et les documents y afférents soient rédigés dans la langue anglaise.

THE PARTIES HAVE EXECUTED AND DELIVERED this Agreement as of the date set out above.

EVENTS INTERNATION HOLDING
CORPORATION

_______________________________________
Per:

_______________________________________
And per:

SWEIBEL NOVEK L.L.P.

_______________________________________
Per: Barbara L. Novek

_______________________________________
IAN SHERRINGTON

_______________________________________
ADRIAAN BRINK